Pricing Supplement dated September 25, 2007
(To the Prospectus dated January 5,2007; Prospectus
Supplement dated February 28, 2007; and Product Prospectus
Supplement dated March 6, 2007)

================================================================================

[RBC LOGO]                                      $608,000
                            Reverse Convertible Notes due December 28, 2007
                                            Linked to an ETF
                               Senior Global Medium-Term Notes, Series C

================================================================================

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement dated March 6, 2007 and the prospectus supplement dated February 28, 2007.

General: This pricing supplement relates to a Reverse Convertible Notes ("RevCon") offering. The Notes offered hereby are collectively referred to as the "Notes".

Issuer:                       Royal Bank of Canada ("Royal Bank")

Pricing Date:                 September 25, 2007

Issuance Date:                September 28, 2007

Valuation Date:               December 24, 2007

Maturity Date:                December 28, 2007

Deposit Currency              U.S. Dollars

Denominations:                Minimum denomination of $1,000, and integral
                              multiples of $1,000 thereafter.

Reference ETF:

Rev-   Principal     Reference ETF    Initial Price  Ticker   Coupon    Barrier      Monitoring Method          CUSIP
----   ---------     -------------    -------------  ------   ------    -------      -----------------          -----
Con    Amount                                                  Rate      Price
---    ------                                                  ----      -----
No.
---
345     $608,000    iShares Russell      $79.82      IWM      9.25%     $63.86      Close of Trading Day      78008EVH7
                    2000 Index Fund

Coupon Payment Dates:         October 29, 2007, November 28, 2007 and December
                              28, 2007

Term:                         Three (3) Months

Initial Price:                The price of the Reference ETF on the Pricing
                              Date.

Final Price:                  The price of the Reference ETF on the Valuation
                              Date.

Payment at Maturity (if       For each $1,000 principal amount of the Notes, the
held to maturity):            investor will receive $1,000 plus any accrued and
                              unpaid interest at maturity unless:

                              (i) the Final ETF Price is less than the Initial ETF Price; and

                              (ii) (a) for notes subject to Intra-Day
                                   Monitoring, at any time during the Monitoring Period, the trading price of the Reference ETF is less than the Barrier Price, or

                                   (b) for notes subject to Close of Trading Day Monitoring, on any day during the Monitoring Period, the closing price of the Reference ETF is less than the Barrier Price.

                              If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference ETF equal to the Physical Delivery Amount, or at our election, the cash value thereof. If we elect to deliver shares of the Reference ETF, fractional shares will be paid in cash.

                              Investors in these Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the Reference ETF.

Monitoring Period:            From and excluding the Pricing Date to and
                              including the Valuation Date

Monitoring Method:            As set forth above

Physical Delivery             For each $1,000 principal amount, a number of
Amount:                       shares of the Reference ETF equal to the principal
                              amount divided by the Initial Price. If this number is not a round number then the number of shares of the Reference ETF to be delivered will be rounded down and the fractional part shall be paid in cash.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date. The amount that an investor may receive upon sale of their Notes prior to maturity may be less than the principal amount of such Notes.

Calculation Agent:            The Bank of New York

Listing:                      None

Settlement:                   DTC; global notes

Terms Incorporated In the     All of the terms appearing above the item
Master Note:                  captioned "Secondary Market" on the cover page of
                              this pricing supplement and the terms appearing under the caption "Specific Terms of the Reverse
                              Convertible Notes" in the product supplement with respect to reverse convertible notes dated March
                              6, 2007.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated March 6, 2007 and "Selected Risk Considerations" beginning on page P-5 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

                                                                                     Proceeds to Royal Bank of
                              Price to Public              Agent's Commission                 Canada
                              ---------------              ------------------                 ------
Per Note                              100%                       1.75%                         98.25%
Total                            $608,000                       $10,640                      $597,360

                         RBC Capital Markets Corporation
                               September 25, 2007
iShares(R) is a registered mark of Barclay's Global Investors, N.A. and has been licensed for use by Royal Bank of Canada. The Enhanced Return (Leveraged) Notes Linked to iShares(R) Russell 2000 Index Fund due October 9, 2008 (the "Notes") are not sponsored, endorsed, sold or promoted by Barclays Global Investors, N.A., or its affiliate, Barclays Global Fund Advisors (together, "Barclays") and Barclays does not make any representation, warranty, or condition regarding the advisability of investing in the Notes. The licensing relating to the use of the Underlying ETF (as defined herein) and the trademarks referred to above by Royal Bank of Canada is solely for the benefit of Royal Bank of Canada, and not for any third parties. The only relationship of Barclays to Royal Bank of Canada is the licensing of certain trademarks and trade names of the Underlying ETF, which is determined, composed and calculated by Barclays without regard to Royal Bank of Canada or the Notes. Barclays has no obligation to take the needs of Royal Bank of Canada or the holders into consideration in determining, composing or calculating the Underlying ETF. Barclays is not responsible for and have not participated in the determination of the timing or pricing of the Notes or in the determination or calculation of the equation by which the Notes are to be converted into cash. Barclays has no obligation or liability in connection with the administration, marketing or trading of the Notes.

BARCLAYS DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF ANY INFORMATION CONTAINED HEREIN OR IN ANY DOCUMENT RELATING TO AN UNDERLYING ETF OR ANY DATA INCLUDED THEREIN AND BARCLAYS SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. BARCLAYS MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK OF CANADA, THE HOLDERS OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INFORMATION RELATING TO ANY UNDERLYING ETF OR ANY DATA INCLUDED THEREIN. BARCLAYS MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO AN UNDERLYING ETF OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL BARCLAYS HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The Notes are not sponsored, endorsed, sold, or promoted by Russell. Russell makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly. Russell's only relationship to us is in the licensing of certain trademarks, trade names, and service marks of Russell and of the Russell 2000(R) Index (the "Index"), which is determined, composed, and calculated by Russell without regard to us or the Notes. Russell has no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing, or calculating the index. Russell is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination of the amount to be paid on the Notes. Russell has no obligation or liability in connection with the administration, marketing, or trading of the notes.

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDICES OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN RUSSELL AND US.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.



                     ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated March 6, 2007, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated March 6, 2007, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated March 6, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000342/
     o35159e424b3.htm

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.



Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual Reference ETF performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference ETF on the Valuation Date relative to its price on the Pricing Date. We cannot predict the Reference ETF performance.

The table below illustrates the payment at maturity assuming an initial investment of $1,000 if the Final Price (as a percentage of the Initial Price) were any of the hypothetical prices shown in the left column. We have assumed a Barrier Price of 80%. For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Price and no market disruption events. The second column shows the hypothetical payment at maturity (as a percentage of the Principal Amount) in the case where the market price of the Reference ETF does not close below the Barrier Price on any day during the Monitoring Period. The third column shows the hypothetical payment at maturity (as a percentage of the Principal Amount) in the case where the market price does close below the Barrier Price on any day during the Monitoring Period. The fourth column shows the hypothetical Physical Delivery Amount assuming an Initial Price of $100 (as a number of shares of the Reference ETF). The fifth column shows the hypothetical Cash Delivery Amount (as a percentage of the Initial Price), should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

The prices in the left column represent hypothetical Final Prices and are expressed as percentages of the Initial Price. The amounts in the second and third columns represent the hypothetical payments at maturity, based on the corresponding hypothetical Final Prices.

                                  If the closing market   If the closing market
                                       price of the            price of the
                                   Reference ETF does      Reference ETF falls
                                   not fall below the       below the Barrier
                                  Barrier Price on any      Price on any day         Hypothetical
                                      day during the           during the              Physical         Hypothetical
                                    Monitoring Period:      Monitoring Period:         Delivery            Cash
                                                                                      Amount as a         Delivery
                                      Hypothetical             Hypothetical            Number of         Amount as a
       Hypothetical Final         Payment at Maturity      Payment at Maturity       Shares of the      Percentage of
     Price as Percentage of        as Percentage of         as Percentage of           Reference            the
         Initial Price             Principal Amount         Principal Amount              ETF           Initial Price
         -------------             ----------------         ----------------              ---           -------------
            200.00%                       100.00%                  100.00%                n/a              n/a

            175.00%                       100.00%                  100.00%                n/a              n/a

            150.00%                       100.00%                  100.00%                n/a              n/a

            125.00%                       100.00%                  100.00%                n/a              n/a

            100.00%                       100.00%                  100.00%                n/a              n/a

             95.00%                       100.00%             Physical or Cash            10              95.00%
                                                              Delivery Amount

             90.00%                       100.00%             Physical or Cash            10              90.00%
                                                              Delivery Amount

             85.00%                       100.00%             Physical or Cash            10              85.00%
                                                              Delivery Amount

             80.00%                       100.00%             Physical or Cash            10              80.00%
                                                              Delivery Amount

             79.50%                         n/a               Physical or Cash            10              79.50%
                                                              Delivery Amount

             50.00%                         n/a               Physical or Cash            10              50.00%
                                                              Delivery Amount

             25.00%                         n/a               Physical or Cash            10              25.00%
                                                              Delivery Amount

              0.00%                         n/a               Physical or Cash            10               0.00%
                                                              Delivery Amount

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the Reference ETF that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered Notes or on an investment in the Reference ETF. Please read "Additional Risk Factors Specific to Your Notes" and "Hypothetical Returns on Your Notes" in the accompanying product prospectus supplement dated March 6, 2007.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the investor (with an implicit option premium paid over time to the investor). The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under "Supplemental Discussion of Canadian Tax Consequences" and "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying product prospectus supplement dated March 6, 2007.



Selected Purchase Considerations

o Market Disruption Events and Adjustments -- The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement dated March 6, 2007. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see "General Terms of the Reverse Convertible Notes--Consequences of Market Disruption Events" in the product prospectus supplement dated March 6, 2007.

o Principal At Risk -- Investors in these Notes could lose some or a substantial value of their investment at maturity if there has been a decline in the trading price of the Reference ETF.

o    Certain U.S. Federal Income Tax Considerations:

     o RevCon No. 345 (IWM): 4.78% of each stated interest payment (9.25% in total) will be treated as an interest payment and 4.47% of each stated interest payment (9.25% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

     For further discussion of the tax consequences applicable to an investor, please see the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated March 6, 2007.



Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference ETF. These risks are explained in more detail in the section "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated March 6, 2007. In addition to the risks described in the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated March 6, 2007, you should consider the following:

o You May Lose Some or All of Your Principal Amount -- You may receive a lower payment at maturity than you would have received if you had invested in the Reference ETF directly. If the Reference ETF performance is not positive, you may receive a payment at maturity of less than the principal amount of your Notes.

o Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity -- While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent's commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which RBC Capital Markets Corporation and other affiliates of Royal Bank of Canada will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.


o The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Royal Bank's Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity -- The price at which you purchase of the notes includes a selling concession (including a broker's commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than your original purchase price.



Information Regarding the Issuers of the Reference ETF

The Reference ETF is registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov. In addition, information regarding the Reference ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference ETF is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

The Russell 2000(R) Index


     We have derived all information regarding the Russell 2000(R) Index (the "Underlying Index") contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company (the "Underlying Index Sponsor"). The Underlying Index Sponsor owns the copyright and all other rights to the Underlying Index. The Underlying Index Sponsor has no obligation to continue to publish and may discontinue publication of, the Underlying Index. The Underlying Index Sponsor does not assume any responsibility for the accuracy or completeness of such information. The consequences of The Underlying Index Sponsor discontinuing the Underlying Index are described in "Discontinuance or Modification of the Fund or the Underlying Index" below. Current information regarding the market value of the Underlying Index is available from The Underlying Index Sponsor and from numerous public information sources. We do not make any representation that the publicly available information about the Underlying Index is accurate or complete. The Underlying Index is determined, comprised and calculated by The Underlying Index Sponsor without regard to the notes. Neither we nor the agent, the calculation agent or their affiliates accept any responsibility for the calculation, maintenance or publication, or any error, omission or disruption in the Underlying Index.
     The Underlying Index measures the composite price performance of stocks of 2,000 companies (the "Constituent Stocks") domiciled in the U.S. and its territories. All 2,000 stocks are traded on either the NYSE, NASDAQ, the AMEX or in the over-the-counter market and are the 2000 smallest securities that form the Russell 3000(R) Index. The Russell 3000(R) Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.

The Russell 2000(R) Index represents approximately 8% of the total market capitalization of the Russell 3000(R) Index. The Russell 2000(R) Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Selection of stocks underlying the Russell 2000(R) Index. The Russell 2000(R) Index is a sub-group of the Russell 3000(R) Index. To be eligible for inclusion in the Russell 3000(R) Index, and, consequently, the Russell 2000(R) Index, a company's stocks must be listed on May 31 of a given year and The Underlying Index Sponsor must have access to documentation verifying the company's eligibility for inclusion. Beginning September 2004, eligible initial public offerings are added to Russell U.S. indexes at the end of each calendar quarter, based on total market capitalization rankings within the market-adjusted capitalization breaks established during the most recent reconstitution. To be added to any Russell U.S. index during a quarter outside of reconstitution, initial public offerings must meet additional eligibility criteria.
Only common stocks belonging to corporations domiciled in the U.S. and its territories are eligible for inclusion in the Russell 3000(R) Index and, consequently, the Russell 2000(R) Index. The following securities are specifically excluded from the Russell 2000(R) Index:

     o    stocks traded on U.S. exchanges but domiciled in other countries,

     o preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and

     o trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges. In addition, Berkshire Hathaway is excluded as a special exception.

The primary criteria used to determine the initial list of securities eligible for the Russell 3000(R) Index is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Russell 2000(R) Index. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.
The Russell 2000(R) Index is reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituents are preannounced and subject to change if any corporate activity occurs or if any new information is received prior to release.
Capitalization Adjustments. As a capitalization-weighted index, the Russell 2000(R) Index reflects changes in the capitalization, or market value, of the constituent stocks relative to the capitalization on a base date. The current Russell 2000(R) Index value is calculated by adding the market values of the Russell 2000(R) Index's constituent stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the "adjusted" capitalization of the Russell 2000(R) Index on the base date of December 31, 1986. To calculate the Russell 2000(R) Index, last sale prices will be used for exchange-traded and NASDAQ stocks. If a constituent stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000(R) Index. In order to provide continuity for the Russell 2000(R) Index's value, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for constituent stocks, company additions or deletions, corporate restructurings and other capitalization changes.
Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in corporate filings with the SEC. Other sources are used in cases of missing or questionable data. The following types of shares are considered unavailable for the purposes of capitalization determinations:

     o ESOP or LESOP shares -- corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

     o Corporate cross-owned shares -- when shares of a company in the Underlying Index are held by another o company also in the Underlying Index, this is considered corporate cross-ownership. Any percentage held in this class will be adjusted;

     o Large private and corporate shares -- large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not in the Underlying Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capital funds;

     o Unlisted share classes -- classes of common stock that are not traded on a U.S. securities exchange; and

     o Initial public offering lock-ups -- shares locked-up during an initial public offering are not available o to the public and will be excluded from the market value at the time the initial public offering enters the Underlying Index.

Corporate Actions Affecting the Russell 2000(R) Index. The following summarizes the types of Russell 2000(R) Index maintenance adjustments and indicates whether or not an index adjustment is required:

     o "No Replacement" Rule -- Securities that leave the Russell 2000(R) Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000(R) Index over the past year will fluctuate according to corporate activity.

     o Rule for Deletions -- When a stock is acquired, delisted, or moves to the pink sheets or bulletin boards on the floor of a U.S. securities exchange, the stock is deleted from the Underlying Index at the close on the effective date or when the stock is no longer trading on the exchange. When acquisitions or mergers take place within the Russell 2000(R) Index, the stock's capitalization moves to the acquiring stock, hence, mergers have no effect on the Underlying Index total capitalization. Shares are updated for the acquiring stock at the time the transaction is final. Prior to April 1, 2000, if the acquiring stock was a member of a different index (i.e., Russell 3000 or Russell
          1000), the shares for the acquiring stock were not adjusted until month end.

     o Deleted Stocks -- Effective on January 1, 2002, when deleting stocks from the Russell 2000(R) Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC bulletin board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange. Exceptions: there may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

     o Rule for Additions -- The only additions between reconstitution dates are as a result of spin-offs. Spin-off companies are added to the parent company's Index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company's total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 2000(R) Index at the latest reconstitution.

     o Rule for Corporate Action-Driven Changes -- Beginning April 1, 2003 changes resulting from corporate actions are generally be applied at the open of the ex-date using the previous day's closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments will be made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange delisting, deleted entities will be removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for delisted stocks).
Updates to Share Capital Affecting the Russell 2000(R) Index. Each month, the Russell 2000(R) Index is updated for changes to shares outstanding as companies report changes in share capital to the Commission. Effective April 30, 2002 only cumulative changes to shares outstanding greater than 5% are reflected in the Russell 2000(R) Index. This does not affect treatment of major corporate events, which are effective on the ex-date.
Pricing of Securities Included in the Russell 2000(R) Index. Effective on January 1, 2002, primary exchange closing prices are used in the daily Index calculations. FT Interactive data is used as the primary source for U.S.

security prices, income, and total shares outstanding. Prior to January 1, 2002, composite closing prices, which are the last trade price on any U.S. exchange, were used in the daily index calculations.

The iShares(R) Russell 2000 Index Fund

     Unless otherwise stated, all information contained herein on the Underlying ETF is derived from publicly available sources and is provided for informational purposes only.

     According to its publicly available documents, the Underlying ETF is intended to correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000(R) Index. However, an index is a theoretical financial calculation, while a fund is an actual investment portfolio. The performance of a fund and its underlying index may vary somewhat due to transaction costs, foreign currency valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances.

     The investment adviser for the Fund is Barclays Global Fund Advisors ("BGFA"), a wholly-owned subsidiary of Barclays Global Investors, N.A. ("BGI"). BGFA has overall responsibility for the general management and administration of the iShares Trust. BGFA provides an investment program for each fund under the Trust and manages the investments of its assets. BGFA uses teams of portfolio managers, investment strategists and other investment specialists. BGFA also arranges for transfer agency, custody, fund administration and all other non-distribution related services necessary for the Fund to operate. Under an investment advisory agreement, BGFA is responsible for all expenses of the Trust, including the cost of the transfer agency, custody, fund administration, legal, audit and other services, except interest expense and taxes, brokerage expenses, distribution fees or expenses, and extraordinary expenses.

     BGFA uses a representative sampling strategy for the Fund, according to which it invests in a representative sample of stocks underlying the Underlying ETF Index, which have a similar investment profile as the Underlying ETF Index. Stocks selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return on variability, earnings valuation and yield) and liquidity measures similar to those of the Underlying ETF Index.
BGFA expects that, over time, the correlation between each Fund's performance and that of the Underlying ETF Index, before fees and expenses, will be 95% or better.

     The shares of the Underlying ETF are registered under the Securities Exchange Act of 1934 (the "Exchange Act"). Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC's website is http://www.sec.gov. Information provided to or filed with the SEC by the Fund pursuant to the Exchange Act can be located by reference to SEC file number 001-15897.

     In addition, information regarding the Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

This pricing supplement relates only to the Notes offered hereby and does not relate to the shares of the Underlying ETF. We have derived all disclosures contained in this pricing supplement regarding the Underlying ETF and the Underlying Index from the publicly available documents described in the preceding paragraphs. Neither we nor RBC Capital Markets Corporation or its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Underlying ETF or the Underlying Index in connection with the offering of the Notes. Neither we nor RBC Capital Markets Corporation or its affiliates make any representation that such publicly available documents or any other publicly available information regarding the Underlying ETF or the Underlying Index are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the Underlying ETF (and therefore the payment at maturity) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Underlying ETF or the Underlying Index could affect the value you will receive on the Maturity Date with respect to the Notes and therefore the market value of the Notes.

No one makes any representation to you as to the performance of the shares of the Underlying ETF. As a prospective purchaser of Notes, you should undertake such independent investigation of the Underlying ETF and the Underlying Index as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

License Agreement

     We have entered into a non-exclusive license agreement with BGI pursuant to which BGI has licensed us, solely in connection with the notes, the right to use the iShares(R) mark in connection with the iShares(R) Russell 2000 Index Fund.

     The license agreement between us and BGI requires that the following language be stated in this pricing supplement:

iShares(R) is a registered mark of Barclays Global Investors, N.A. BGI has licensed certain trademarks and trade names of BGI to Deutsche Bank AG. The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Discontinuance or Modification of the Underlying ETF ETF or the Underlying ETF Index
If the iShares(R) Russell 2000 Index Fund is de-listed from the AMEX, the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued iShares(R) Russell 2000 Index Fund. We refer to any substitute exchange traded fund approved by the calculation agent as a "successor fund". If the iShares(R) Russell 2000 Index Fund is de-listed from the AMEX and the calculation agent determines that no successor fund is available, then the calculation agent will, in its sole discretion, calculate the appropriate closing price of the shares of the Underlying ETF by a computation methodology that the calculation agent determines, in its sole discretion, will as closely as reasonably possible replicate the iShares(R) Russell 2000 Index Fund. If a successor fund is selected or the calculation agent calculates a closing price as a substitute for the shares of the Underlying ETF, that successor fund or closing price will be substituted for the iShares(R) Russell 2000 Index Fund or closing price of the shares of the Underlying ETF, as applicable for all purposes of this pricing supplement and the notes.

If at any time the Underlying ETF Index is changed in a material respect or if the iShares(R) Russell 2000 Index Fund in any other way is modified so that it does not, in the sole discretion of the calculation agent, fairly represent the shares of the Underlying ETF had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the sole discretion of the calculation agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the iShares(R) Russell 2000 Index Fund or the successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices of the shares of the Underlying ETF ETF or the closing price of the shares of the successor fund, as adjusted. Accordingly, if the iShares(R) Russell 2000 Index Fund or a successor fund is modified in a way that the price of its shares is a fraction or multiple of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the shares of the Underlying ETF or shares of the successor fund as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Historical Information

The graph below sets forth the historical performance of the Reference ETF. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference ETF. The information provided in this table is for the four calendar quarters in each of 2004, 2005, 2006 as well as for the first and second quarter of 2007 and for the period from July 1, 2007 through September 25, 2007. (If no price is provided in the table for a particular period that indicates that the Reference ETF was not traded at such time.)

We obtained the information regarding the historical performance of the Reference ETF in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference ETF should not be taken as an indication of future performance, and no assurance can be given as to the market price of the Reference ETF on the Valuation Date. We cannot give you assurance that the performance of the Reference ETF will result in any return in addition to your initial investment.

                         iShares Russell 2000 Index Fund
                                    (00 - 07)
                                 [CHART OMITTED]



                                              High Intra-Day           Low Intra-Day              Period-End
                                               Price of the            Price of the            Closing Price of
    Period-Start         Period-End          Reference ETF in         Reference ETF in           the Reference
       Date                 Date                   ($)                      ($)                    ETF in ($)
       ----                 ----                   ---                      ---                    ----------
     1/1/2004             3/31/2004               60.215                   55.36                     58.8
     4/1/2004             6/30/2004               60.575                   52.755                    58.995
     7/1/2004             9/30/2004               59.04                    51.335                    56.925
    10/1/2004            12/31/2004               65.33                    56.035                    64.75

     1/1/2005             3/31/2005               65.21                    59.925                    61.075
     4/1/2005             6/30/2005               64.65                    56.495                    63.7
     7/1/2005             9/30/2005               68.52                    63.44                     66.39
    10/1/2005            12/30/2005               69.16                    61.05                     66.72

     1/1/2006             3/31/2006               76.24                    66.05                     75.97
     4/1/2006             6/30/2006               78.02                    66.55                     71.73
     7/1/2006             9/29/2006               73.57                    66.35                     72
    10/1/2006            12/29/2006               79.76                    70.68                     78.03

     1/1/2007             3/31/2007               82.49                    75.15                     79.51
     4/1/2007             6/30/2007               85.17                    79.15                     82.96
     7/1/2007             9/25/2007               85.74                    73.24                     79.82


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

We expect that delivery of the Notes will be made against payment for the Notes on or about September 28, 2007, which is the third business day following the Pricing Date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.



Supplemental Discussion of Canadian Tax Consequences

The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated March 6, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.



Anti-dilution Adjustments

Anti-dilution adjustments shall be determined according to "General Terms of the Reverse Convertible Notes--Anti-dilution Adjustments" beginning on page PS-10 of the product prospectus supplement dated March 6, 2007, except that, in connection with reverse ETF splits, the Initial Reference ETF Price will not be adjusted, unless the reverse ETF split occurs after the Pricing Date and on or before the Valuation Date.

               No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                    $608,000


                                   [RBC LOGO]


                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                 Reverse Convertible Notes due December 28, 2007

                                Linked to an ETF



                               September 25, 2007